As filed with the Securities and Exchange Commission on January 5, 2000.

                                                     Registration No. 333-35215
===============================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                               AMENDMENT NO. 3 TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                               GENTA INCORPORATED
             (Exact name of registrant as specified in its charter)

               Delaware                                          33-0326866
    (State or other jurisdiction of                           (I.R.S. Employer
    incorporation or organization)                           Identification No.)

                                99 Hayden Avenue
                         Lexington, Massachusetts 02421
                                 (781) 860-5150
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                          Raymond P. Warrell, Jr., M.D.
                      President and Chief Executive Officer
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    Copy to:

                              Monica C. Lord, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                -----------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]>

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                          CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------
                                                                       Proposed              Proposed
                                                  Amount               Maximum               Maximum          Amount of
             Title of Shares                      to be             Offering Price          Aggregate        Registration
            to be Registered                    Registered           Per Share(1)       Offering Price(1)       Fee(2)
--------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value $.001 per share         5,238,058             $6.282              $32,905,480            $8,688
--------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices of the Registrant's Common Stock as reported on the Nasdaq SmallCap Market on January 3, 2000, which is within five business days prior to the date of this Registration Statement.
(2) $32,278 was paid in connection with the filing of the original Registration Statement on September 9, 1997.

                          ----------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

                 SUBJECT TO COMPLETION, DATED JANUARY 5, 2000

PROSPECTUS

                                5,238,058 SHARES

                               GENTA INCORPORATED

                                  COMMON STOCK

                               ------------------


         The selling stockholders of Genta Incorporated listed on page 15 of this prospectus are offering and selling a total of 5,283,058 shares of Genta common stock under this prospectus. These shares were originally issued to the selling stockholders in connection with Genta's recently completed private placement. Genta will not receive any of the proceeds from the sale of the shares sold by these selling stockholders and is not offering any shares for sale under this prospectus. See "Plan of Distribution" on page 17 for a description of sales of the shares by the selling stockholders.

         Genta common stock is listed on the Nasdaq SmallCap Market under the symbol "GNTA." On January 4, 2000, the closing sales price for Genta common stock, as reported on the Nasdaq SmallCap Market, was $5.875. We advise you to obtain a current market quotation for Genta common stock.

                         -------------------------------

         Investing in Genta common stock involves risks. See "Risk Factors" beginning on page 6 of this prospectus.

                         -------------------------------

         Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

         The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         -------------------------------


                   The date of this prospectus is ___________, 2000.

                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----
About Genta Incorporated......................................................3
Risk Factors..................................................................6
Legal Proceedings............................................................14
Forward-Looking Statements...................................................14
Use of Proceeds..............................................................14
Selling Stockholders.........................................................15
Plan of Distribution.........................................................16
Legal Matters................................................................17
Experts......................................................................17
Where You Can Find Additional Information....................................17

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 6. In addition, you should also read the documents we have referred you to in "Where You Can Find Additional Information" on page 18 for information on our company and our financial statements.

                            ABOUT GENTA INCORPORATED

         Genta Incorporated is a biopharmaceutical company dedicated to developing drugs to treat cancer. Genta's primary research efforts have been focused on the development of a class of drugs designed to target specific genes, namely those that produce proteins that help cancer cells survive and resist the effects of treatment. Genta and its collaborators have invented a drug, called G3139, that targets the "Bcl-2" protein. This protein is one of a family of proteins that controls a cell's normal process of maintaining its genetic or DNA integrity. When a cell determines that its genetic sequence or other vital cell structures are seriously damaged, it commits suicide rather than dividing to produce two new cells. This process is called "apoptosis," or programmed cell death. Bcl-2 protein inhibits programmed cell death and allows damaged cells to survive. Many cancer cells have an excess of this protein, making them resistant to many of the drugs and other treatments such as radiation that are commonly used to treat cancer.

         G3139 is designed to reduce the level of Bcl-2 protein in cells. This drug is based on a specific sequence of the gene that is responsible for producing Bcl-2 protein. Genes, or DNA, are made of four different building blocks, or nucleotides, arranged in specific sequences that provide the code for the production of proteins. G3139 acts by binding to the gene's messenger, called messenger-RNA, and the combination results in the destruction of that messenger by an enzyme normally present in cells. Since the messenger-RNA that enables the cell to make a protein has been called "sense," the drugs used to interrupt this process are often called "antisense."

         Genta believes that antisense compounds can be designed in such a way so as to provide a cancer therapy that reduces the risk of side effects of traditional cancer treatments. Antisense drugs are specific sequences of nucleotides, the building blocks of genes or DNA, but antisense drugs contain far fewer nucleotides than the whole gene. As a result of that specific sequence, they should bind only to the matching sequence of nucleotides in the messenger RNA. Because antisense drugs are made up of a series of nucleotides, they are also called "antisense oligonucleotides."

         In late 1995, the first clinical trial of G3139 was started in the United Kingdom in non-Hodgkin's lymphoma patients for whom prior therapies had failed. This clinical trial, which was conducted at the Royal Marsden Hospital, established a safe dose range in these lymphoma patients. Although the study was not designed to evaluate drug efficacy, the study showed promising single agent activity to reduce the lymphoma and the cancer-related symptoms in some patients. The study also showed frequent reduction of the Bcl-2 protein in the lymphoma cells of some treated patients.

         In late 1997, a second trial using G3139 was initiated in the United States at the Memorial Sloan-Kettering Cancer Center in New York City for patients diagnosed with solid tumors. In 1998, several additional trials were initiated in North America and Europe. In each of these trials, Genta is investigating the safety and activity of G3139 given in combination with standard drugs used in the treatment of different cancers such as lymphoma, prostate, melanoma, and breast.

         In May 1999 Genta and the National Cancer Institute, or "NCI," one of the U. S. National Institutes of Health, agreed to collaborate on a development program for G3139. Under the agreement,

Genta will provide the NCI with G3139. In December 1999, the NCI commenced a study using G3139 for treatment of relapsed acute leukemia and colorectal cancer.

         Based on the available results from the on-going clinical trials, Genta is now planning to move the development of G3139 into Phase 3 studies that will determine its overall effectiveness and safety in patients with specific types of cancer. Genta has elected to focus development on cancers that cannot be treated effectively by the available anti-cancer drugs. In that way, Genta believes that its development programs will have a higher likelihood of qualifying for "Fast Track" designation by the FDA and then for accelerated development and approval for marketing by the FDA. Genta is now planning to begin new studies in small cell lung cancer, colorectal cancer, leukemia, and possibly other diseases. In October 1999, Genta received confirmation from the FDA granting "Fast Track" designation to G3139 for use in combination with dacarbazine (a commonly-used anti-cancer drug) to treat malignant melanoma.

         Genta also owns 50% of Genta Jago Technologies B.V., a drug delivery system joint venture which was established to develop oral controlled-release drugs. To date, no products from this joint venture have been commercialized, although an abbreviated new drug application was submitted in 1998 by Genta Jago's marketing partner for one product. Genta Jago's original plan was to use a patented drug delivery technology (called "GEOMATRIX") in a two-pronged commercialization strategy: first, the development of generic versions of successful brand-name controlled-release drugs; and second, the development of controlled-release formulations of drugs currently marketed in only immediate-release form. The only products in development to date are those in the first category.

         In May 1999, Genta sold the assets of its subsidiary, JBL Scientific, Inc., to raise additional funds for its continuing drug development work.

         In August 1999, Genta acquired Androgenics Technologies, Inc., a company with license rights to a series of compounds invented at the University of Maryland, Baltimore to treat prostate cancer. These compounds have the potential to broaden Genta's product portfolio of drugs. These compounds are currently being evaluated by the inventors. Genta expects to advance a lead compound into expanded animal safety and pharmacology studies sometime in the year 2000. These compounds block the production of testosterone which stimulates the growth of prostate cancer, at both major sources of testosterone in the body, the testes and the adrenal glands. In addition to reducing the amount of testosterone available to the tumor, these compounds also block the prostate cancer cell's receptors for testosterone and a potent biological conversion product or metabolite, dihydrotestosterone. Animal studies suggest that these receptors can change or mutate over time and such changes could be a cause of resistance to standard hormone receptor blocking drugs now used to treat prostate cancer. In contrast, the Androgenics compounds appear to block both the normal receptors and the mutant receptors, which may make treatment with these new drugs more active over a longer period of time than currently available treatments. This research is still early in its development and the safety and potential benefits will have to be studied and confirmed in animal and human trials.

         In April 1999, Genta closed its offices in San Diego, California and moved to Lexington, Massachusetts. Genta's principal offices are located at 99 Hayden Avenue, Suite 200, Lexington, Massachusetts 02421, and its telephone number is (781) 860-5150.

Recent Development

         On December 23, 1999, we sold to the selling stockholders (other than Paramount Capital, Inc.) listed in this prospectus 3,809,502 shares of Genta common stock and warrants to purchase 952,376 shares of Genta common stock, at an initial exercise price of $ 4.83. We raised approximately $ 10.4 million (net of expenses) in the private placement.

                                  RISK FACTORS

Investing in these securities involves substantial risks. You should consider carefully the following risk factors, together with all of the other information included in this prospectus and incorporated by reference into this prospectus, in deciding whether to invest in the securities.

We have a history of operating losses and anticipate future losses.

         We have never earned a profit and have incurred substantial net operating losses. From our inception to September 30, 1999, we have incurred a cumulative net loss of approximately $134.9 million. These losses were caused by lack of revenues from drug sales to offset costs related to research and development, preclinical testing, administration, clinical trials, and development activities undertaken by Genta Jago. We expect to incur additional operating losses for at least the next several years, as we plan to spend substantial amounts on research and development, including preclinical studies and clinical trials, and, if we obtain necessary regulatory approvals, on sales and marketing efforts. We cannot guarantee that we will successfully develop, receive regulatory approval for, manufacture, market or sell any additional products, or achieve or sustain future profitability.

Our business will suffer if we fail to obtain timely funding.

         Our operations to date have consumed substantial amounts of cash. Based on our current operating plan, we believe that our available cash, together with the proceeds from our recent private offering, will be adequate to satisfy our capital needs through the end of 2000. We will need to raise substantial additional funds to continue our operations and conduct the costly and time-consuming research, preclinical development and clinical trials necessary to bring our products to market and to establish production and marketing capabilities. Our future capital requirements will depend on results of research and development, results of preclinical studies and bioequivalence and clinical trials, changes in the focus and direction of our research and development programs, competitive and technological advances, the FDA and foreign regulatory processes, and other factors.
If we are unable to raise additional funds, we will need to do the following:

      o delay, scale back or eliminate some or all of our research and product development programs;

      o license third parties to commercialize products or technologies that we would otherwise seek to develop ourselves;

      o     sell Genta to a third party;

      o     to cease operations; or

      o     declare bankruptcy.

         We intend to seek additional funding through public and private financings, including equity financings, and through collaborative research and development or other arrangements. If additional funds are raised by issuing equity securities, the ownership interest of existing Genta stockholders will be subject to further dilution and share prices may decline. We cannot guarantee that additional financing will be available or, if available, will be on acceptable terms.

If we cease doing business and liquidate our assets, we are required to distribute proceeds to holders of our preferred stock before we distribute proceeds to holders of our common stock.

         Holders of common stock will not receive any proceeds until holders of the 278,300 outstanding shares of Genta's series A preferred stock are paid a $13.9 million dollar liquidation preference and holders of the 121,717 outstanding of Genta's series D preferred stock are paid a $17.0 million dollar liquidation preference. We are also obligated to issue an additional 38,104 shares of series D preferred stock, with a liquidation preference of $5,334,560, upon the exercise of certain warrants. Furthermore, we have never paid cash dividends on our common stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any earnings that would otherwise be available to pay common stock dividends and use those earnings for the development of our business. Even if we declare a dividend, we are contractually obligated to pay cumulative dividends on the series A and D preferred stock before we may make a dividend payment on the common stock.

We are at an early state of development, and we may not achieve profitability in the near future.

         All of our potential therapeutic products are in research and development, and we have not generated any revenues from the commercial sale of our drugs. To date, most of our resources have been dedicated to applying molecular biology and medicinal chemistry to the research and development of potential Anticode(TM) pharmaceutical products based upon oligonucleotide technology. While we have demonstrated the activity of Anticode(TM) oligonucleotide technology in model systems in vitro in animals, only one of these potential Anticode(TM) oligonucleotide products, G3139, has begun to be tested in humans. We cannot guarantee that the novel approach of oligonucleotide technology will result in products that will receive necessary regulatory approvals or that will be successful commercially. Further, results obtained in preclinical studies or early clinical investigations are not necessarily indicative of results that will be obtained in extended human clinical trials. Our products in research or development may prove to have undesirable and unintended side effects or other characteristics that may prevent or limit their commercial use. There can be no assurance that any of our products will obtain FDA or foreign regulatory approval for any indication or that an approved compound would be capable of being produced in commercial quantities at reasonable costs and successfully marketed. If we determine that a drug cannot be successfully developed, we would not be able to generate revenues from the sale of that drug.

The success of our business will depend on our obtaining regulatory approval for our products.

         The U.S. Food and Drug Administration and comparable agencies in foreign countries impose substantial premarket approval requirements on the introduction of pharmaceutical products through lengthy and detailed preclinical and clinical testing procedures and other costly and time-consuming procedures. Satisfaction of these requirements, which includes demonstrating to the satisfaction of the FDA and foreign regulatory agencies that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product. While limited trials of our products have to date produced favorable results, significant additional trials will be required, and we may not be able to demonstrate that our drug candidates are safe or effective. We cannot guarantee that we will be able to obtain necessary regulatory approvals on a timely basis, if at all, for any of our products under development.

Clinical trials are costly, time consuming, subject to delays in patient enrollment and yield uncertain results.

         Clinical trials are very costly and time-consuming. How quickly we are able to complete a clinical study depends upon several factors, including the size of the patient population, how easily patients can get to the site of the clinical study, and the criteria for determining which patients are eligible to join the study. Delays in patient enrollment could delay completion of a clinical study and increase its costs, and could also delay the commercial sale of the drug that is the subject of the clinical trial.

         Our commencement and rate of completion of clinical trials also may be delayed by many other factors, including the following:

         o inability to obtain sufficient quantities of materials used for clinical trials;

         o  inability to adequately monitor patient progress after treatment;

         o  unforeseen safety issues;

         o  the failure of the products to perform well during clinical trials;
            and

         o  government or regulatory delays.

We may be unable to obtain or enforce patents and other proprietary rights.

         Our success will depend to a large extent on our ability to (1) obtain U.S. and foreign patent protection for drug candidates and processes, (2) preserve trade secrets and (3) operate without infringing the patents and other proprietary rights of third parties. Legal standards relating to the validity of patents covering pharmaceutical and biotechnological inventions and the scope of claims made under such patents are still developing. As a result, our ability to obtain and enforce patents that protect our drugs is uncertain and involves complex legal and factual questions.

         The fact that we own or license pending or future patent applications does not mean that patents based on those applications will ultimately be issued. To obtain a patent on an invention, one must be the first to invent it or the first to file a patent application for it. We cannot be completely sure that the inventors of subject matter covered by patents and patent applications that we own or license were the first to invent, or the first to file patent applications for, those inventions. Furthermore existing or future patents may be challenged, infringed upon, invalidated, found to be unenforceable, or circumvented by others. Our rights under any issued patents may not provide sufficient protection against competing drugs or otherwise cover commercially valuable drugs or processes.

We could become involved in time-consuming and expensive patent litigation and adverse decisions in patent litigation could cause us to incur additional costs and experience delays in bringing new drugs to market.

         The pharmaceutical and biotechnology industries have been characterized by time-consuming and extremely expensive litigation regarding patents and other intellectual property rights. We may be required to commence, or may be made a party to, litigation relating to the scope and validity of our intellectual property rights, or the intellectual property rights of others. Such litigation could result in adverse decisions regarding the patentability of our inventions and products, or the enforceability, validity, or scope of protection offered by our patents. Such decisions could make us liable for substantial money damages, or could bar us from the manufacture, use, or sale of certain products, resulting in additional costs and delays in bringing drugs to market. We may not have sufficient resources to bring any such proceedings to a successful conclusion. It may be that entry into a licensing arrangement would allow us to avoid any such proceedings. There can be no assurance, however, that we would be able to enter into any such licensing arrangement on terms acceptable to us, or at all.

         We also may be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office and in International Trade Commission proceedings aimed at preventing the importing of drugs that would compete unfairly with our drugs. Such proceedings could cause us to incur considerable costs.

We rely on our relationships with research institutions and corporate partners.

         Our success will depend in part on our continued ability to develop and maintain relationships with independent researchers and leading academic and research institutions. The competition for such relationships is intense, and we can give no assurances that we will be able to develop and maintain such relationships on acceptable terms. We have entered into a number of collaborative relationships relating to specific disease targets and other research activities in order to augment our internal research capabilities and to obtain access to specialized knowledge or expertise. The loss of any of these collaborative relationships could have a material adverse effect on our research and development program.

         Similarly, strategic alliances with corporate partners, primarily pharmaceutical and biotechnology companies, may help us develop and commercialize drugs. Various problems can arise in strategic alliances. A partner responsible for conducting clinical trials and obtaining regulatory approval may fail to develop a marketable drug. A partner may decide to pursue an alternative strategy or alternative partners. A partner that has been granted marketing rights for a certain drug within a geographic area may fail to market the drug successfully. Consequently, strategic alliances that we may enter into in the future may not be scientifically or commercially successful. We may be unable to negotiate advantageous strategic alliances in the future. The absence of, or failure of, strategic alliances could harm our efforts to develop and commercialize our drugs.

Our business will suffer if we fail to compete effectively with our competitors and to keep up with new technologies.

         Our competitors are engaged in all areas of drug discovery in the United States and other countries, are numerous, and include major pharmaceutical and chemical companies, specialized biopharmaceutical firms, universities and other research institutions. Our competitors may succeed in developing other new therapeutic drug candidates that are more effective and less costly than those that we propose to develop. These competitive developments could make our products obsolete or non-competitive. Many of our competitors have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have greater experience than we do in preclinical studies, clinical trials, seeking regulatory approval of new drugs, and manufacturing and marketing new drugs.

         Furthermore, biotechnology and related pharmaceutical technologies have undergone and continue to be subject to rapid and significant change. We expect that the technologies associated with biotechnology research and development will continue to develop rapidly. Our future will depend in large part on our ability to compete with these technologies. Any compounds, drugs or processes that we develop may become obsolete before we recover the expenses incurred in developing them.

Our development capability may be adversely affected by problems with suppliers.

         Certain of the raw materials that we require to manufacture our drugs are available from only a few suppliers, namely those with access to the necessary patented technology. The number of suppliers is unlikely to increase in the near future. We currently rely on a potential competitor, which is itself a development stage biotechnology company, to supply us with chemical compounds necessary to the development of our drugs. We can give no assurance as to the continuing business viability of this potential competitor. We may not be able to secure an adequate supply of these materials at an acceptable price. Also, due to regulatory restrictions or other problems, our suppliers may fail to provide us with drugs of acceptable quality. Such supplier problems would have an adverse effect on our ability to develop our drugs cost-effectively.

We could be subject to product liability claims for which we are not fully insured.

         We risk being the target of product liability claims alleging that our drugs harm subjects or patients. Such claims could be asserted in connection with any of our drugs used in clinical trials as well as those to be sold commercially. We are covered against such claims by a product liability insurance policy (subject to various deductibles), but such policies are becoming increasingly expensive, and we may not be able to maintain sufficient coverage to protect us from incurring significant losses due to product liability claims.

We have used hazardous material and could be held liable for damages for past or accidental contamination or injury.

         In October of 1996, JBL hired a chemical consulting firm to investigate an incident of soil and groundwater contamination at JBL's facility. Sampling of soil and groundwater revealed the presence of contaminants. The California Regional Water Quality Control Board is monitoring the situation. Results of recent testing have indicated a reduction in contaminant levels. We recorded a reserve of $65,000 in 1999 to pay for any potential liability. We have agreed to indemnify Promega Corporation, the purchaser of JBL's assets, for any liability that may result from this alleged contamination. We believe that any costs that result from further investigation or remediation will not have a material adverse affect on our operation, but we can give no assurance to that end.

         On October 16, 1998, the Environmental Protection Agency identified JBL as a de minimis potentially responsible party at a California waste disposal facility showing evidence of environmental contamination. The EPA currently estimates that Genta will be required to pay approximately $63,200 to settle its potential liability. We have agreed to indemnify Promega Corporation for any costs resulting from this contamination, and have reserved $75,000 to pay for any potential liability arising from this incident. We are expecting to finalize the terms of settlement by early next year. We believe that any costs that result from further investigation or remediation will not have a material adverse affect on our operation, but we can give no assurance to that end.

Restrictions on third-party reimbursement could adversely affect our ability to commercialize our products.

         Our ability to commercialize drugs successfully will depend in part on the extent to which various third parties are willing to reimburse patients for the costs of our drugs and related treatments. These third parties include government authorities, private health insurers, and other organizations, such as health maintenance organizations. Third-party payors often challenge the prices charged for medical products and services. Accordingly, if less costly drugs are available, third-party payors may not authorize or may limit reimbursement for our drugs, even if they are safer or more effective than the alternatives. In addition, the trend toward managed health-care and government insurance programs could result in lower prices and reduced demand for our drugs. Cost containment measures instituted by health-care providers and any general health-care reform could affect our ability to sell drugs and may have a material adverse effect on our operations. In addition, we cannot predict what additional legislation or regulation relating to the health care industry or third-party coverage and reimbursement may be enacted in the future, or what effect such legislation or regulation might have on our business. In particular, we may be forced to reduce our prices; this would in turn adversely affect profitability.

The "Penny Stock" rules could have an adverse effect on the liquidity of our securities and our ability to raise additional capital.

         The "penny stock" provisions of the SEC rules impose restrictive sales practice requirements on broker-dealers that sell penny stock. Prior to any transaction covered by this rule, the broker-dealer must receive from the purchaser a written consent to the transaction, and must reasonably determine that transactions in penny stocks are suitable for the purchaser, and that the purchaser is capable of evaluating the risks of transactions in penny stocks. The broker dealer must also give to purchasers, orally or in writing, bid and offer quotations and information regarding brokers and salesperson compensation.

         The SEC defines penny stock as any stock that has a market price of less than $5.00 per share. However, while the penny stock rules apply to our securities we are not subject to the penny stock restrictions because we satisfy the following two conditions: (1) we are listed on the Nasdaq SmallCap Market; and (2) we have net tangible assets in excess of $2,000,000 and have been in continuous operation for more than two years.

         There can be no assurances that our securities will continue to qualify under these exemptions for the penny stock restrictions. If our securities were subjected to the penny stock rules, it would be more difficult for you and others to sell our securities. A lack of liquidity could reduce the value of our securities.

Our stock price may continue to be highly volatile.

         The market price of our securities is likely to be influenced by the results of preclinical studies and clinical trials by Genta or our competitors, fluctuations in our operating results, announcements by Genta or its competitors of technological innovations or new commercial therapeutic products, changes in governmental regulation, developments in patent or other proprietary rights of Genta or our competitors, public concern as to the safety of drugs we develop, and general market conditions. Furthermore, the market price of the securities of biotechnology companies in general is highly volatile. The market price of our common stock could be driven down by general market conditions unrelated to the results of our operations.

         In the past, we have issued securities that are convertible into common stock. The majority of these convertible securities are held by some of our affiliates. If the market perceives the likelihood of a pending conversion of these securities, our stock price could be driven down. In addition, sales of our common stock under this offering in the public market could lower the market price of our common stock.

Our ability to utilize net operating losses and tax credits is likely to be severely restricted.

         At December 31, 1998, we had federal net operating loss carryforwards of approximately $82.0 million and California net operating loss carryforwards of approximately $14.7 million. The federal tax loss carryforwards will begin expiring in 2003, unless we can use them. Approximately $2.8 million of the California tax loss carryforward expired during 1997 and approximately $0.5 million expired during 1998, and the related deferred tax asset and tax loss carryforward amounts have been reduced accordingly. The remaining California tax loss will continue to expire in 1999, unless we can use them. The Company also has federal research and development tax credit carryforwards of $3.2 million and California research and development tax credit carryforwards of $1.3 million, which will begin expiring in 2003, unless we can use them.

         Federal and California tax laws limit the utilization of income tax net operating loss and credit carryforwards that arise prior to certain cumulative changes in a corporation's ownership resulting in change of control of a corporation. The future annual use of net operating loss carryforwards and research and development tax credits will be limited due to the ownership changes that occurred during 1990, 1991, 1993, 1996, 1997 and 1998.

We may be adversely affected by year 2000 compliance related problems.

         As has been widely publicized, many computer systems and microprocessors are not programmed to accommodate dates beyond the year 1999. Our exposure to this Y2K problem comes not only from our own internal computer systems and microprocessors, but also from the systems and microprocessors of its key suppliers, including utility companies and payroll services. While we currently believe that all of our internal systems are Y2K compliant as of the end of the third quarter of 1999, and are taking appropriate measures to ensure that its suppliers are Y2K compliant, it is nevertheless possible that Y2K problems will have a material effect on our business.

There currently exist certain interlocking relationships and potential conflicts of interest.

         Certain of our affiliates, Aries Domestic Fund, L.P., Aries Domestic Fund II, L.P., and Aries Trust (together the "Aries Funds") have the contractual right to appoint a majority of the members of our Board of Directors. Paramount Capital Asset Management, Inc. is the investment manager of the Aries Funds. The Aries Funds have the right to convert and exercise their securities into a significant portion of the outstanding common stock. Dr. Lindsay A. Rosenwald, the Chairman and sole stockholder of Paramount Capital Asset Management, is also the Chairman of Paramount Capital, Inc. and of Paramount Capital Investments, LLC, a New York-based merchant banking and venture capital firm specializing in biotechnology companies. In the regular course of its business, Paramount Capital Inc. identifies, evaluates and pursues investment opportunities in biomedical and pharmaceutical products, technologies and companies. Generally, the law requires that any transactions between Genta and any of our affiliates be on terms that, when taken as a whole, are substantially as favorable to us as those then reasonably obtainable from a person who is not an affiliate in an arms-length transaction. Nevertheless, our affiliates, including Paramount Capital Asset Management and Paramount Capital Inc., are not obligated pursuant to any agreement or understanding with the Company to make any additional products or technologies available to the Company, nor can there be any assurance, and we do not expect and you should not expect, that any biomedical or pharmaceutical product or technology developed by any affiliate in the future will be made available to us. In addition, some of our officers and directors may from time to time serve as officers or directors of other biopharmaceutical or biotechnology companies. We cannot assure you that these other companies will not have interests in conflict with ours.

Concentration of stock ownership may delay or prevent a change of control.

         Our directors, executive officers and principal stockholders and their affiliates own a significant percentage of our outstanding common stock and preferred stock. They also own, through the exercise of options and warrants, the right to acquire even more common stock and preferred stock. As a result, these stockholders, if acting together, have the ability to influence the outcome of corporate actions requiring stockholder approval. This concentration of ownership may have the effect of delaying or preventing a change in control of Genta.

Provisions in our certificate of incorporation and Delaware law may prevent our stockholders from receiving a premium for their shares.

         Our certificate of incorporation and by-laws include provisions that could discourage takeover attempts and impede stockholders ability to change management. The approval of 66-2/3% of our voting stock is required to approve certain transactions and to take certain stockholder actions, including the amendment of the by-laws and the amendment, if any, of the anti-takeover provisions contained in our certificate of incorporation.

                                LEGAL PROCEEDINGS

         In 1995, Genta Pharmaceuticals Europe S.A., or "Genta Europe," our wholly owned subsidiary, received a 5.4 million French Franc loan from the French government research agency L'Agence Nationale de Valorisation de la Recherche, or "ANVAR." In October 1996 Genta Europe terminated all scientific personnel. ANVAR asserted, in a letter dated February 13, 1998, that, as a result of the termination of Genta Europe's scientific personnel, Genta Europe was not in compliance with its agreement with ANVAR, and that ANVAR might request that we immediately repay the loan. On July 1, 1998, ANVAR notified Genta Europe that it remained liable for FF4,187,423 (as of November 22, 1999, approximately $657,600) and is required to pay this amount immediately. We do not believe that ANVAR is entitled to immediate repayment. We are working with ANVAR to resolve this dispute; however, we can not assure you we will be able to do so.

         On June 30, 1998, Marseille Amenagement, a company affiliated with the city of Marseilles, France, filed suit against Genta Europe in France to evict Genta Europe from its facilities in Marseilles demanding payment of alleged back rent due and seeking to enforce a lease guarantee for nine years' rent. This prompted Genta Europe to declare a "Cessation of Payment." Under this procedure, Genta Europe ceased its operations and terminated its only employee. A liquidator was appointed by the Court to take control of the assets of Genta Europe and to make payment to creditors. In December 1998, the Court in Marseilles dismissed the case against Genta Europe and indicated that it had no jurisdiction against Genta Incorporated. In August 1999, Marseille Amenagement instituted legal proceedings against the Company at the Commercial Court in France, seeking alleged unpaid rent payment in the amount of FF663,412.64 (as of November 22, 1999, approximately $104,200) and early termination payment of FF1,852,429 (as of November 22, 1999, approximately $290,900). On December 7, 1999, the Commercial Court postponed the proceedings until January 10, 2000, where a new hearing date is to be set. We are working with our counsel in France to settle this dispute but may be unsuccessful.

                           FORWARD-LOOKING STATEMENTS

         When used in this prospectus, the words "believes," "plans," "expects," and "anticipates," and similar expressions are intended to identity forward-looking statements. Except for historical information contained in this prospectus, the matters discussed and the statements made herein or in the information incorporated by reference herein concerning Genta's future prospects are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Genta intends that all forward-looking statements be subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect Genta's views as of the date they are made with respect to future events, but are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by those forward-looking statements. Forward-looking statements are not guarantees of future performance, and necessarily involve risks and uncertainties, and Genta's results could differ materially from those anticipated in the forward-looking statements contained in this prospectus.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders. The shares of common stock underlying the warrants issued in the recently completed private placement are subject to an initial exercise price of $4.83 per share. Assuming the exercise of all warrants, we would receive approximately $5.06 million dollars, which would be used to fund our research and development as well as our general operating expenses.

                              SELLING STOCKHOLDERS

         The selling stockholders are offering and selling a total of 5,238,058 shares of Genta common stock under this prospectus. The shares being offered under this prospectus were originally issued to the selling stockholders in connection with Genta's recently completed private placement. In connection with the private placement, we agreed to register these shares under the Securities Act of 1933. The shares being registered for resale include:

         o    3,809,502 shares of common stock;

         o 952,376 shares issuable upon exercise of warrants (at an initial exercise price of $ 4.83 per share of common stock);

         o 380,946 shares issuable upon exercise of placement warrants that were issued to Paramount Capital, as placement agent, in connection with the private placement;

         o 95,234 shares issuable upon exercise of warrants underlying the placement warrants; and

         o an indeterminate number of additional shares as may from time to time become issuable upon a decrease in the exercise price of the warrants issued in the private placement which may occur under certain circumstances and by reason of stock splits, stock dividends and other similar transactions.

         The following table sets forth, to the best of our knowledge, based on information provided to us by the selling stockholders:

         o the number of shares of Genta common stock owned by each selling stockholder as of _________ __, 2000;

         o the number of shares being offered by each selling stockholder under this prospectus; and

         o the number of shares of Genta common stock which will be owned by each selling stockholder after the completion of the offering.

         All information with respect to share ownership has been provided by the selling stockholders. The information regarding percentage of beneficial ownership is determined in accordance with rules promulgated by the SEC. These rules require us to include in a selling stockholder's percentage of beneficial ownership any shares a selling stockholder has a right to acquire, through the exercise of a derivative security or otherwise, within 60 days of _________ __, 2000. The shares offered under this prospectus may be offered from time to time, in whole or in part, by the selling stockholders or their transferees. Except as described below, none of the selling stockholders holds any position or office with, or has otherwise had a material relationship with, Genta for the past three years.


                                          Number of Shares            Number of                   Common Stock
                                          of Common Stock             Shares of                Beneficially Owned
                                        Beneficially Owned           Common Stock                After Offering
        Selling Stockholder               Before Offering           Being Offered            Number          Percent
        -------------------               ---------------           -------------            ------          -------




NOTES:

                              PLAN OF DISTRIBUTION

         We are registering the shares of Genta common stock offered under this prospectus on behalf of the selling stockholders. As used herein, "selling stockholders" includes donees and pledgees selling shares received from the selling stockholders after the date of this prospectus. We will pay all expenses of registration of the shares offered hereby, other than commissions, discounts and concessions of underwriters, dealers or agents. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the shares will be borne by the selling stockholders. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         The shares may be sold from time to time by the selling stockholders, or by their pledgees, donees, distributees, transferees or other successors in interest. Sales of the shares may be made in one or more types of transactions (which may include block transactions) on one or more exchanges, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of the shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers.

         The selling stockholders may effect these transactions by selling their shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling stockholders and any broker-dealers that act in connection with the sale of the shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933. Consequently, any commissions received by these broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act of 1933, or to contribute to payments which the selling stockholders may be required to make in respect thereof. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933, which may include delivery through the facilities of the Nasdaq SmallCap Market pursuant to Rule 153 under the Securities Act of 1933. We have informed the selling stockholders that the anti-manipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

         The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

         Upon being notified by any selling stockholder that he has entered into any material arrangement with a broker-dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing:

         o the name of the selling stockholder and the participating broker-dealers;

         o    the number of shares involved;

         o    the price at which the shares were sold;

         o the commissions paid or discounts or concessions allowed to these broker-dealers, where applicable;

         o that the broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o    other facts material to the transaction.

         We have agreed with the selling stockholders to keep the registration statement, of which this prospectus is a part, effective for a period ending on the earlier of (i) the date on which the shares offered under this prospectus can be sold without registration under Rule 144(k) under the Securities Act of 1933 or any applicable state securities laws, or (ii) the date on which all shares offered hereby have been sold and the distribution contemplated hereby has been contemplated, subject to certain exceptions and limitations.

                                  LEGAL MATTERS

         The validity of the securities being offered under this prospectus has been passed upon for Genta by Kramer Levin Naftalis & Frankel LLP, New York, New York.

                                     EXPERTS

         The consolidated financial statements of Genta as of and for the year ended December 31, 1998 incorporated in this prospectus by reference from Genta's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to matters that raise substantial doubt about Genta's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Genta Jago Technologies B.V. as of and for the year ended December 31, 1998 incorporated in this prospectus by reference from Genta's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by Deloitte & Touche Experta Ltd., independent auditors, as stated in their report (which report expresses an unqualified opinion and includes an explanatory paragraph relating to matters that raise substantial doubt about Genta Jago's ability to continue as a going concern), which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

         The consolidated financial statements of Genta Incorporated and Genta Jago Technologies B.V. as of and for the years ended December 31, 1996 and December 31, 1997 appearing in Genta's Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or

15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated.

         The following documents are incorporated by reference into this prospectus:

         o Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 1998;

         o Quarterly Reports on Form 10-Q, for the quarterly periods ended March 31, 1999, June 30, 1999 and September 30, 1999;

         o Current Reports on Form 8-K and 8-K/A filed on January 6, 1999, February 12, 1999, April 21, 1999, April 28, 1999, April 29, 1999,
              May 3, 1999, May 11, 1999, May 18, 1999, May 21, 1999, July 20,
              1999, August 11, 1999 and November 12, 1999; and

         o The description of Genta's capital stock set forth in the Registration Statement on Form S-1 filed on November 4, 1991, and all amendment thereto (Registration No. 33-43642).

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

         Genta Incorporated
         99 Hayden Avenue
         Lexington, Massachusetts  02421
         Attention: Chief Financial Officer
         Telephone number:  (781) 860-5150

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of those documents.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, previously paid or payable by the Registrant in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee.

                                                                    AMOUNT TO BE
                                                                        PAID
                                                                        ----
SEC registration fee................................................ $32,278
Printing expenses ..................................................   5,000
Legal fees and expenses.............................................  25,000
Accounting fees and expenses........................................  15,000
Miscellaneous expenses..............................................   5,000
                                                                     --------
Total             .................................................. $82,278
                                                                     ========

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), which permits a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiduciary duty, except
(i) for any breach of the director's fiduciary duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant's Restated Certificate of Incorporation, as amended, contains provisions permitted by Section 102(b)(7) of the DGCL.

         Reference is made to Section 145 of the DGCL which provides that a corporation may indemnify any persons, including directors and officers, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests and, with respect to any criminal actions or proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify directors and/or officers in an action or suit by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the director or officer is adjudged to be liable to the corporation. Where a director or officer is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such director or officer actually and reasonably incurred.

         The Registrant's Restated Certificate of Incorporation, as amended, provides indemnification of directors and officers of the Registrant to the fullest extent permitted by the DGCL.

Pursuant to the registration rights agreement entered into with the Registrant, the selling stockholders have agreed to indemnify directors and officers of the Registrant against certain liabilities, including liabilities under the Securities Act.

         The Registrant maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS

Exhibit No.       Description
-----------       -----------

4.1 Form of specimen stock certificate for the Registrant's common stock (incorporated herein by reference to Exhibit 1 filed as part of the Registrant's Registration Statement under the Securities Exchange Act of 1934 on Form 8-A filed with the SEC on November 7, 1991).

5.1**             Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*             Consent of Deloitte & Touche LLP.

23.2*             Consent of Deloitte & Touche Experta Ltd.

23.3*             Consent of Ernst & Young LLP.

23.4** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).

------------------

*        Filed herewith.
**       To be filed by amendment.


ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         (1)      To file,  during any period in which offers or sales are being
                  made,  a   post-effective   amendment  to  this   Registration
                  Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, Genta Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 29, 1999.

                                        GENTA INCORPORATED


                                        By: /s/ Raymond P. Warrell
                                           ------------------------------------
                                           Name:  Raymond P. Warrell, Jr., M.D.
                                           Title: President and Chief Executive
                                                  Officer
                                                  (Principal Executive Officer)


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mark C. Rogers and Raymond P. Warrell, Jr., and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                          Date
---------                     -----                          ----

/s/ Mark C. Rogers
--------------------          Chairman of the Board        December 29, 1999
Mark C. Rogers, M.D.          of Directors


/s/ Raymond P. Warrell        President and Chief          December 29, 1999
----------------------        Executive Officer
Raymond P. Warrell, Jr., M.D  (Principal Executive
                              Officer)


/s/ Gerald M. Schimmoeller
--------------------------    Vice President and Chief     December 29, 1999
Gerald M. Schimmoeller        Financial Officer
                              (Principal Financial
                              and Accounting Officer)


/s/ Glenn L. Cooper
---------------------         Director                     December 29, 1999
Glenn L. Cooper, M.D.


/s/ Donald G. Drapkin
---------------------         Director                     January 3, 2000
Donald G. Drapkin

/s/ Kenneth G. Kasses
_________________________      Director                    December 23, 1999
Kenneth G. Kasses, Ph.D.


_________________________      Director
Robert E. Klem, Ph.D.


/s/ Lawrence J. Kessel
_________________________      Director                    December 23, 1999
Lawrence J. Kessel, M.D.


/s/ Peter Salomon
_________________________      Director                    December 22, 1999
Peter Salomon, M.D.


/s/ Bobby W. Sandage
_________________________      Director                    December 22, 1999
Bobby W. Sandage, Jr., Ph.D.


Harlan J. Wakoff
__________________________     Director                    January 3, 2000
Harlan J. Wakoff


/s/ Michael S. Weiss
_________________________      Director                    December 22, 1999
Michael S. Weiss

                                  EXHIBIT INDEX


Exhibit No.       Description
-----------       -----------

4.1 Form of specimen stock certificate for the Registrant's common stock (incorporated herein by reference to Exhibit 1 filed as part of the Registrant's Registration Statement under the Securities Exchange Act of 1934 on Form 8-A filed with the SEC on November 7, 1991).

5.1**             Opinion of Kramer Levin Naftalis & Frankel LLP.

23.1*             Consent of Deloitte & Touche LLP.

23.2*             Consent of Deloitte & Touche Experta Ltd.

23.3*             Consent of Ernst & Young LLP.

23.4** Consent of Kramer Levin Naftalis & Frankel LLP (contained in the opinion filed as Exhibit 5.1 hereto).

24.1* Power of Attorney (contained on the signature page of this Registration Statement).


*        Filed herewith.
**       To be filed by amendment.